EXHIBIT 99
FOR IMMEDIATE RELEASE
SurModics Announces Changes to Its Organizational
Structure and Cost-Cutting Initiatives
EDEN PRAIRIE, Minnesota — November 20, 2008 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, today announced changes designed to improve the Company’s ability to meet the growing needs of its customers while more effectively managing its operations and cost structure.
SurModics will now be organized into clinically and market focused business units that will improve the visibility, marketing and adoption of the Company’s broad array of technologies within specific markets and help its customers in the medical device, pharmaceutical and life science industries solve unmet clinical needs. With these changes, SurModics will have four business units: Cardiovascular, Ophthalmology, In Vitro Technologies, and Brookwood Pharmaceuticals. Charles W. Olson, who previously ran the Hydrophilic Technologies business unit, will become vice president and general manager of the new Cardiovascular business unit. This business unit will be responsible for marketing all of the Company’s drug delivery, hydrophilic and regenerative technologies to cardiovascular customers. The Drug Delivery, Hydrophilic Technologies, Regenerative Technologies, and Orthopedics business units will be eliminated, and those employees will be reassigned within the Company. In addition to his responsibilities as head of the Ophthalmology business unit, Paul A. Lopez will spearhead the Company’s efforts in new clinical market opportunities.
Further, a new centralized research and development function has been formed to serve the needs of the Company’s Minnesota and California operations. Heading the new R&D function will be Lise W. Duran, Ph.D., who will have responsibility for research, and Brian L. Robey, who will run product development and operations. Brookwood Pharmaceuticals’ R&D operations will remain unchanged.
Along with these organizational changes, SurModics is also implementing cost-cutting initiatives, including reducing its workforce by approximately 5% and vacating its leased

SurModics Announces Changes to Its Organizational Structure and Cost-Cutting Initiatives
facility in Eden Prairie, Minnesota. As a result of these cost-cutting initiatives, the Company is expected to take a one-time restructuring charge of approximately $1.5 to $2.3 million in the first quarter of fiscal 2009. Also in connection with these initiatives, SurModics expects to save approximately $2 million on an annualized basis. The effect of the reduction in force and the other cost-cutting initiatives was already accounted for when the Company discussed its outlook for fiscal year 2009 on its recent earnings call. This change in organization structure is also expected to require updated segment reporting which differs from historical practice. Any changes to our segment reporting would likely be introduced with first quarter results.
“These organizational changes will enable us to more effectively serve our customers by allowing us to better understand and help solve the needs of patients within specific clinical indications. In addition, by centralizing R&D, we expect to more effectively leverage existing and new technologies across multiple clinical applications, thereby improving the return on our R&D investments,” said Bruce Barclay, president and CEO of SurModics. “Further, while the decision to reduce our workforce was a very difficult one, we felt it was prudent to bring operating expenses more in line with revenue. These measures will not adversely impact our ability to create and develop new technologies, or our ability to meet both our near- and long-term goals. We appreciate the efforts of those employees affected by today’s announcement and are grateful for their significant contributions to our Company.”
About SurModics, Inc.
SurModics, Inc. is a leading provider of drug delivery and surface modification technologies to the healthcare industry. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved patient outcomes. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its Brookwood Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit

SurModics Announces Changes to Its Organizational Structure and Cost-Cutting Initiatives
www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
Safe Harbor for Forward Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as those regarding anticipated expense reductions and restructuring charges, or the statement that the Company’s new organizational structure will enhance our business performance, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the timing and extent of facilities and other ancillary cost savings expected to be realized as a result of the workforce reductions; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and the Company’s ability to achieve its corporate goals; (3) costs or difficulties relating to the integration of the businesses of Brookwood Pharmaceuticals, BioFX Laboratories, and the drug delivery assets and collaborative projects acquired from PR Pharmaceuticals with SurModics’ business may be greater than expected and may adversely affect the Company’s results of operations and financial condition; (4) developments in the regulatory environment, as well as market and economic conditions, may adversely affect our business operations and profitability; and (5) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700